Exhibit 10.14

April 15, 2002

John F. Shanley

Dear Jeff:

Conor Medsystems, Inc. (the “Company”) is pleased to offer you a new position with the Company as its Chief Technology Officer, reporting directly to the CEO and the Board of Directors. You will assume and discharge such responsibilities as are commensurate with this position and as the CEO and the Board may direct.

You will be paid an annual salary of $210,000, payable twice monthly in accordance with the Company’s standard payroll practices. You will continue your employment with the Company as its Chief Technology Officer starting April 15, 2002. You will be entitled to the benefits that the Company customarily makes available to employees in positions comparable to yours, including inclusion in the Company’s group health insurance program. You will also be entitled to 20 days of paid time off per year, consistent with the Company’s leave policy.

If there is a Change of Control of the Company and, following such Change of Control, you are either terminated or there is a substantial and material reduction in your responsibilities, duties, and authority, then you will be awarded twelve months salary as severance, all of the remaining unvested options to purchase common stock of the Company which you may have been granted shall be deemed immediately vested, and the Company’s right of repurchase for any shares or stock shall immediately lapse. For purposes of this agreement, the phrase “Change of Control” shall mean (i) the consummation of a merger, reorganization or other transaction or series of related transactions following which the stockholders of the Company immediately prior to the transaction own less than 50% of the total voting power represented by the voting securities of the Company of such surviving entity (or its parent) outstanding immediately after the transaction, and the directors serving the Company’s Board of Directors immediately prior to such transaction fail to constitute a majority of the Board of Directors of the surviving entity (or its parent) immediately after such transaction; or (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets. “Involuntary Termination” shall mean (i) without your express written consent, the significant reduction of your duties, authority or responsibilities relative to your duties, authority and responsibilities as in effect immediately prior to such reduction or the assignment to you of such reduced duties, authority or responsibilities; (ii) without your express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (iii) without your express written consent, a reduction by the Company in your Base Salary in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of your benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (v) the relocation of you to a facility or a location more than 50 miles from

John F. Shanley

April 15, 2002

your then present location, without your express written consent, except for a relocation to the Southern California area within the 12 months following the date of this Agreement; (vi) any purported termination of you by the Company which is not effected for Disability or for Good Cause, or any purported termination for which the grounds relied upon are not valid; or (vii) the failure of the Company to obtain the assumption of this agreement by any successors.

Additionally, upon the successful completion of the Company’s next round of equity financing following the date hereof and involving the sale of equity securities of the Company with aggregate gross receipts of at least $5,000,000, the Company will extend to you a loan in the principal amount of $100,000. This loan will be payable on demand at any time by the holder thereof after 5 years from the date of issuance. This loan will also be secured by 400,000 shares of Common Stock of the Company owned by you, with such shares being released from the security agreement in proportion to your payment of the principal amount of the loan, but is otherwise extended by the Company without recourse against you.

Additionally, if you are terminated without Cause (as defined below) or if you are Involuntarily Terminated (as defined above), you will be awarded twelve months salary as severance, vesting on your option grants will accelerate by 12 months, and the Company’s right of repurchase for any shares of stock shall lapse by 12 months. Reasons for termination with “Cause” will include (i) your failure to devote your full business efforts and time to the Company, (ii) your act of dishonesty made in connection with your responsibilities as an employee of the Company, (iii) your conviction of, or plea of nolo contendere to, a felony, (iv) your gross misconduct, (v) your inability to perform your duties to the Company as a result of your incapacity due to mental or physical illness, and such inability shall continue for at least 8 weeks after its commencement, or (vi) to your continued substantial violations of your duties after receipt of a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that you have not substantially performed your duties.

The Company asks that you complete the enclosed Employment, Confidential Information, Invention Assignment and Arbitration Agreement (“Confidentiality Agreement”) prior to commencing employment. In part, this Confidentiality Agreement requests that a departing employee refrain from using or disclosing the Company’s Confidential Information (as defined in the Confidentiality Agreement) in any manner which might be detrimental to or conflict with the business interests of the Company or its employees, assigns to the Company any rights an employee has in any inventions developed during the course of employment and refrains for one year from soliciting the Company employees. This Confidentiality Agreement does not prevent a former employee from using his or her general knowledge and experience (no matter when or how gained) in any new field or position and does not require an employee to assign inventions made prior to employment with the Company.

The Company has been completely satisfied with your employment with the Company as its President and Chief Executive Officer. We hope that you and the Company will find continued

John F. Shanley

April 15, 2002

satisfaction with your employment as the Company’s Chief Technology Officer. All of us at the Company are very excited about your focusing on the technical aspects of the Company’s products, and look forward to a continuing beneficial and fruitful relationship. Employment at the Company continues to be on an at-will basis: employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right.

This letter and the Confidentiality Agreement contain the entire agreement with respect to your employment. The terms of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees. Should you have any questions with regard to any of the items indicated above, please call me.

Jeff, it is a pleasure to extend this offer to you and we look forward to your continued membership in the Conor Medsystems, Inc. team. Kindly indicate your consent to this employment agreement by signing and returning a copy of this letter and the Confidentiality Agreement in the enclosed envelope and retain the second copy for your records. Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior agreements and communications by you and the Company as to the specific subjects of this letter. Should you need assistance, please do not hesitate to contact me at (650) 812-1852.

Very truly yours,

/s/ Frank Litvack
Frank Litvack Chairman of the Board of Directors

ACCEPTANCE:

I accept the terms of my employment with Conor Medsystems, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that my employment relationship may be terminated by either party, with or without cause and with or without notice.

/s/ John F. Shanley	5/15/02
John F. Shanley	Date